Separation Agreement

This Separation Agreement (“Agreement”) is made and entered into on November 8, 2021, by and between Brian Purcell (“Employee”) and Hostess Brands, LLC. (together with Hostess Brands Inc. and its other subsidiaries, the “Company”) (collectively, “the Parties”), and confirms the Parties’ mutual agreement regarding the terms and conditions of Employee’s resignation. Employee and the Company agree as follows:

1.Employee hereby resigns from employment with the Company and hereby resigns all officer positions held at the Company and/or any other entity as a result of Employee’s employment with the Company effective November 9, 2021 at 12:01 a.m. Central Time (“Resignation Date”) and agrees that Employee’s employment with the Company will end pursuant to the terms of this Agreement on the Resignation Date. As of the Resignation Date, Employee will no longer be affiliated with the Company and must cease, on or before the Resignation Date, representing that he is an employee of the Company verbally or in writing, including on social media. Pursuant to this Agreement, Employee hereby resigns all directorships and board or committee memberships Employee holds within the Company and/or any other entity as a result of Employee’s employment with the Company.

2.If, within the timeframe described below, Employee signs and does not revoke this Agreement, as consideration for, among other things, Employee’s compliance with the terms and conditions of this Agreement and the promises and obligations contained herein, the Company shall provide Employee the following benefits (“Benefits”), all subject to any applicable taxes and withholdings:
a.payment of Employee’s salary, payable in bi-weekly installments in accordance with the Company’s normal payroll practices, for a period of twelve (12) months beginning the first regularly scheduled payroll date following the Effective Date of this Agreement;
b.treatment of Employee’s Resignation Date as if it were the Vesting Date for Employee’s 2020 and 2021 Performance Share Unit (“PSUs”) Awards, entitling Employee to issuance before December 31, 2021 of a number of Shares underlying any PSUs that would become Vested PSUs determined as if the Performance Period ended on the Resignation Date, and the number of PSUs as set forth in 2020 and 2021 cover sheets of the PSU Award Agreements was prorated to reflect the shortened Performance Period, but Employee’s rights in respect of any additional PSUs will be forfeited;
c.For the avoidance of doubt, any equity awards to the Employee that have vested as of the Resignation Date shall continue to be governed by the terms of the Hostess Brands 2016 Equity Incentive Plan (the “2016 Plan”) and the appliable award agreements;
d.reimbursement of any premiums Employee pays, less the then applicable active employee rates, for continued health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the twelve (12) month period following the Resignation Date, or if earlier, until Employee obtains employment offering comparable coverage; and
e.provision of outplacement services to Employee during the twelve (12) month period following the Resignation Date, or if earlier, until Employee obtains employment offering comparable coverage.
3.Employee understands that the Benefits will not be counted as earnings for purposes of Employee’s pension or 401(k) benefit plans, regular or supplemental, if applicable. Irrespective of whether Employee executes this Agreement, any unused and accrued vacation, less normal withholding, will be paid to Employee in a lump sum payment in accordance with the Company’s vacation policy and Employee will be reimbursed for any unreimbursed business expenses in accordance with the Company’s Travel & Entertainment Policy; provided, however, that Employee agrees to submit all such expenses to Jolyn Sebree at jsebree@hostessbrands.com for reimbursement within seven (7) days after the Effective
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Date. Employee agrees that with the receipt of the Benefits, Employee has received all compensation to which he is entitled, including regular and overtime wages, and that the Company has paid Employee in full compliance with the FLSA and all applicable state and local wage and hour laws prior to or in association with the execution of this Agreement and the fulfillment of the terms contained herein.
4.Employee acknowledges that upon receipt of the Benefits, the Company and all related entities shall not have any further, and shall have fully satisfied all, obligations to Employee for compensation, equity, restrict stock units, non-qualified awards, options, shares of stock, phantom stock, wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, or other compensation, benefits or payments of any kind or nature. Except as otherwise provided in this Agreement, Employee expressly waives and releases any and all claims to any such compensation, payments, interests, or amounts, including any payments pursuant to his November 21, 2019 offer letter, which is hereby terminated.

5.In exchange for the Benefits and the limited release in Paragraph 11, Employee hereby waives all claims available under federal, state or local law against the Company (including Hostess Brands, Inc.) and its and their affiliates, subsidiaries, divisions, insurers, brands, successors and assigns, current and former employees, officers, directors and agents (individually and in their corporate capacities), benefit plans and trusts (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans) past, present, and future, their heirs, executors, administrators, representatives, successors and assigns (collectively, “Released Parties”) arising out of Employee’s employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, the Kansas Act Against Discrimination, Kansas Equal Pay Law, Kansas Age Discrimination in Employment Act, Kansas Discrimination Against Military Personnel Act, Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act, Kansas' whistleblower protection laws (including Kan. Stat. Ann. §§ 39-1403, 39-1432, 44-615, 44-636), Kansas Minimum Wage and Maximum Hours Law, and Kansas WARN Act, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. Employee is not waiving Employee’s right to vested benefits under the written terms of the Company 401(K) Plan, claims for unemployment or workers’ compensation benefits, any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, claims arising after the date on which Employee sign this Agreement, or claims that are not otherwise waivable under applicable law. Employee acknowledges that Employee has not made any claims or allegations related to sexual harassment or sexual abuse and none of the Benefits set forth in this Agreement are related to sexual harassment or sexual abuse. The Company expressly recognizes and agrees that Employee’s release of claims contained in this Agreement does not impact the Employee’s ability to enforce the terms of this Agreement, regardless of when the conduct occurred.

6.In addition to all other claims released for the Benefits, Employee hereby waives all claims available against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of Employee’s employment with the Company or the termination of that employment under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

7.Subject to Paragraph 21 of this Agreement, Employee acknowledges that as an employee of the Company, it has been Employee’s obligation to advise the Company completely and candidly of all facts of which Employee is aware that constitute or might constitute violations of the Company’s ethical standards or legal or regulatory obligations. Employee represents and warrants that Employee is not aware of any such facts. Employee further agrees that Employee will advise the Company in the future of all such facts that come to Employee’s attention. Employee represents and warrants that he is not aware of any claims that he has or might have against the Company that are not included in the release of claims included in this Agreement.
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8.Employee specifically intends to release Claims which Employee does not even know or suspect to exist in Employee's favor and which would have caused Employee to not enter into this Agreement, regardless of whether any accidental, intentional or negligent action caused Employee’s lack of knowledge. Accordingly, if Employee later learns of Claims, damages, or injuries which Employee would have wanted to assert, Employee is forever barred from asserting them because Employee’s release includes them. Employee assumes all responsibility and risk because of damages or injury to Employee due to any intentional or negligent representation, error or malpractice in connection with this Agreement and Employee’s release.

9.Employee acknowledges and agrees that included among the Claims released in this Agreement are any and all Claims that have been, or may be asserted by, Employee or by any other person or entity on Employee’s behalf in any class, collective, or representative action relating to, among other things, Employee’s employment and/or Employee’s separation from employment with the Company. Consistent with the release in this Agreement, [i] Employee waives any right to become, and promises not to consent to become, a member of any class, collective, or representative action in a case in which any claims are asserted against any of the Released Parties that are related in any way to Employee’s employment with or separation from the Company, and that involve events which have occurred as of the date Employee signs this Agreement; and [ii] Employee waives any and all rights Employee might otherwise have to receive notice of any such class or collective action. In the event that Employee is included or identified as a member, or potential member of a class, collective, or representative action in any such proceeding, Employee agrees either to opt out of the class at the first opportunity afforded to Employee after learning of Employee’s inclusion or refrain from opting in. In this regard, Employee agrees that Employee will sign, without objection or delay, an “opt-out” form presented to Employee in connection with such proceeding. Subject to the exceptions in Paragraph 20, Employee further agrees that should any person or entity file or cause to be filed any employment-related civil action, suit, arbitration, or legal proceeding (with the exception of EEOC and similar state agency charges of discrimination as described below) seeking equitable or monetary relief arising out of and in connection with, among other things, any aspect of Employee’s employment relationship with the Company, Employee will provide the Company with prompt notice thereof and, unless otherwise directed by the Company in writing, Employee shall take all necessary actions to withdraw from such action and/or have it dismissed with prejudice as it relates to Employee personally, and agrees not to voluntarily participate or cooperate in such matter(s) unless required by law. If Employee is unable to preclude a charge or claim on Employee’s behalf, Employee agrees that Employee will not seek or accept any personal relief, including but not limited to an award of monetary damages or reinstatement to employment, in connection with such charge or claims.

10.Employee’s release does not extend to (a) vested retirement plan rights, (b) equity received by Employee pursuant to the 2016 Plan that vested prior to the Resignation Date pursuant to its terms, or (c) other claims that completely arise after Employee can no longer revoke this Agreement and which are not related to any Claim within the scope of Employee’s release. Employee understands and acknowledges that for benefit plans governed by Employee Retirement Income Security Act of 1974 (“ERISA Plans”), Employee’s eligibility for benefits will be determined in accordance with the terms of the applicable plan or other governing documents and not governed by the terms of this Agreement. Nothing in this Agreement shall impair, diminish, or interfere with any rights, privileges, or benefits Employee has with respect to the ERISA Plans, nor shall anything in this Agreement entitle Employee to vesting, payment, or distribution rights not provided for under the terms of the ERISA Plans. Except as to the ERISA Plans, Employee hereby withdraws from participation in any and all bonus or incentive plan(s) or program(s) and acknowledges that Employee is not now nor will in the future be entitled to any further grants, awards, or payments under those plans, including future grants of restricted stock units or shares. Employee acknowledges and agrees that all of Employee’s outstanding awards under the 2016 Plan that have not vested as of the Resignation Date shall be forfeited as of the Resignation Date, and that any awards that have vested as of the Resignation Date shall continue to be governed by the terms of the 2016 Plan and the applicable award agreements.
11.Subject to the terms of this Agreement, the Company hereby waives all claims against Employee available under federal, state or local law legally capable of being waived that are presently known to the
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Company, through its Directors or Section 16 Officers, excluding Employee, arising at any time prior to the date Employee executes this Agreement. Employee expressly recognizes that this limited waiver does not impact the Company’s ability to enforce the terms of this Agreement, including those provided in Paragraphs 12 and 16 through 19, regardless of when the conduct occurred.

12.If at any time within one year after the date of this Agreement, the Company determines in the exercise of its reasonable discretion either that (i) during Employee’s period of employment, Employee engaged in an act or omission that would have warranted termination of Employee’s employment for Cause or (ii) after termination of Employee’s employment, Employee engaged in conduct that violated any continuing obligation or duty in respect of the Company (including any breach of any restrictive covenant under this Agreement or any other agreement between Employee and the Company), then, subject to applicable law, upon notice from the Company, Employee shall repay to the Company any payments made pursuant to this Agreement. “Cause” means Employee’s (i) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity), in any material respect, to attend to duties as assigned by the Company; (ii) failure in any material respect to comply with any terms of employment as expressed in an offer or employment letter, communication from management generally or specifically to said employee or otherwise; (iii) failure to successfully complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards, and regulations of the Company or direction from the Board; (v) fraud, misappropriation of funds or other willful engagement in misconduct injurious to the Company; or (vi) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved.

13.Employee represents and warrants that Employee has not suffered any work-related injuries or illnesses within the twelve months preceding the ending of Employee’s employment for which Employee has not received full and final compensation.

14.Employee certifies that Employee is not a Medicare participant and has never received anything of value through, or because of, Medicare.  Employee certifies that employee is not 65 years of age or older, is not suffering from end stage renal failure, has not received Social Security benefits, has not applied for Social Security disability benefits, and/or has not been denied Social Security disability benefits.

15.As a material representation to induce Company to provide the consideration under this Agreement, Employee (a) guarantees that there are not any charges, petitions, complaints, grievances or claims pending by Employee or on Employee’s behalf against Company or any person or entity affiliated with Company, (b) represents that Employee has not assigned or conveyed any rights to the consideration under the Agreement to any third party, and (c) agrees that this Agreement is binding on all others who attempt to assert claims for or through Employee.

16.Employee agrees that for a period of six (6) months after the latest date set forth on the signature page hereto, neither Employee nor any of his or her agents will directly or indirectly engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with any person who is an employee of the Company or its affiliates, without the prior written consent of Company; provided, however, that this provision shall not apply to any current or former employee of Company who responds to a general advertisement not directed at Company employees.

17.Employee hereby agrees that, as reasonably requested, he will use commercially reasonable efforts to cooperate with the Company and their counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Employee’s employment with the Company in which Employee was involved or of which the Company believes Employee may have knowledge. Employee will be reasonably available to answer the Company’s inquiries regarding such matters or regarding business or other matters about which Employee may have knowledge or information. Subject to Paragraph 21, if Employee is subpoenaed to appear in any private, civil litigation to testify on any matter relating in whole or in part to his employment with the Company or to provide documents in connection therewith, Employee agrees that, to the fullest extent permitted by law, within three (3) days of receiving such subpoena, Employee will deliver a copy of the subpoena to the
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Company’s Legal Department (e-mail jsebree@hostessbrands.com), and that Employee will make no disclosure in response to the subpoena, to the extent possible, until Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

18.Employee agrees that (i) Employee will not disparage the Company in any way, and Employee will not induce or encourage any other person to do so; (ii) Employee will not make comments or statements regarding the Company or its current or former employees that could adversely affect in any manner the business or business reputation of the Company or personal reputations of employees; (iii) Employee will not publish any information or make any comments regarding the Company to the media without the Company’s prior written authorization; and (iv) Employee will not make any statement at any time that criticizes, demeans, or disparages the Company or its work or services, or any of the ownership, management, or employees of the Company in any manner likely to be harmful to their respective business interests, business reputation, or personal reputation, including by means of Facebook, Instagram, Snapchat, Twitter or any other social media outlet. In response to any inquiries, the Company agrees to confirm Employee’s dates of employment.

19.For purposes of this provision, the term “Confidential Information” refers to confidential and proprietary business information of the Company, including, but not limited to, information relating to the Company’s customers, potential customers, employees, suppliers, price lists, promotional ideas and strategies, marketing policies and information, materials, plans and techniques, current or planned methods and processes, and information regarding the management of the Company’s business, however documented and in whatever medium. Prior to Employee's receipt of the payment under this Agreement, Employee will return to Company all originals and all copies of written, recorded and computer stored Confidential Information that Employee has in Employee's control anywhere and which Employee has obtained or retained in connection with Employee's employment with Company. Employee shall not, at any time, disclose or utilize, in whole or in part, any trade secrets, Confidential Information, or other proprietary information acquired or learned during the course of Employee's employment with Company. If Employee is unsure as to what are trade secrets, Confidential Information, or other proprietary information, Employee shall, prior to any disclosure or use, contact the Company in writing for clarification.

20.Employee agrees that any breach of Employee’s obligations under Paragraphs 16 through 19 in this Agreement will cause irreparable harm and monetary damages to Company and Company shall be entitled to specific performance and preliminary and permanent injunctive relief in the event of a breach or threatened breach by Employee (without the necessity of posting a bond or other security). If Company avails itself of any such injunctive relief, it does so without waiving any additional rights and remedies, including monetary damages, otherwise available to Company at law, in equity, or by statute.

21.Nothing in this Agreement, including Paragraphs 17 through 19, shall prohibit or restrict Employee from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Employee individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, including, but not limited to responding to any inquiry about this Agreement by Governmental Authorities. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Employee to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph or to notify the Company that he has engaged in any such conduct.
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Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

22.Employee shall return to the Company (or in the case of hard copy or electronic documents, following a thorough, good faith search of Employee’s files, destroy) by the Resignation Date all Company property, documents, communications, emails, recordings, and Confidential Information in Employee’s possession or under Employee’s control (together with all duplicates thereof), regardless of whether such property, documents, and/or Confidential Information is in electronic, written, or other tangible form. Employee further agree not to retain any Company property, documents, Confidential Information, or any copies thereof. To the extent that Employee subsequently discovers in Employee’s possession Company property, documents or Confidential Information (in any form) that Employee inadvertently failed to discover during Employee’s thorough, good faith search of Employee’s files, Employee shall promptly notify the Company of such discovery and either (i) return to the Company or (ii) destroy, and certify in writing the destruction thereof, such property, documents or other Confidential Information.
23.The parties agree that, in response to any inquiries about Employee from prospective employers, recruiters, or other third parties involved in the employment search process seeking information about Employee and his employment with and/or resignation from the Company, the Company will provide only information regarding the Employee’s dates of employment and positions held with the Company.
24.Employee agrees to indemnify and hold harmless Company from all damages, expenses, penalties, and claims against or suffered by Company as a result of Employee’s breach of its representations, guarantees and agreements in this Agreement.

25.In the event of any future dispute between the parties (including, without limitation, a dispute regarding or involving this Agreement), the parties agree that all such disputes will be resolved exclusively by means of arbitration pursuant to the rules of the American Arbitration Association for the resolution of employment related disputes. The parties agree that the American Arbitration Association’s rules provide due process and provide a forum for resolution of disputes that is as fair and as just as the procedures before a court or jury. Employee releases the right to participate in any class action against the Company regarding any Claim within the scope of Employee’s release under this Agreement. The parties agree that the parties will split the arbitrator’s fees and other costs relating to the arbitration forum 50/50 and each party will be responsible for its own costs and attorneys’ fees, unless the arbitrator shifts one party’s costs and attorneys’ fees to the other party in accordance with applicable law.

26.This Agreement is governed by and construed in accordance with the laws of the state of Kansas.
27.This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment of compensation for purposes of section 409A of the Code, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything herein, in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability with respect to any taxes, interest or penalties imposed under section 409A of the Code.

28.If any provision of this Agreement, or its application to any person, place, or circumstance, is held to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by
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law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.
29.Employee hereby acknowledges that:
a.The Company advises Employee to consult with an attorney before signing this Agreement;
b.Employee has obtained independent legal advice from an attorney of his own choice with respect to this Agreement, or Employee has knowingly and voluntarily chosen not to do so;
c.Employee has had a minimum of twenty-one (21) days to review and consider this Agreement. Employee and the Company agree that changes made to this Agreement, whether material or immaterial, do not restart the running of this twenty-one (21) day review period;
d.If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 29(c) above has expired;
e.Employee is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained in the Agreement;
f.Employee has a right to revoke this Agreement by notifying the Company’s Legal Department (e-mail jsebree@hostessbrands.com) in writing by email or overnight mail within seven (7) days of his execution of this Agreement;
g.This Agreement shall not become effective until the eighth day following its execution by Employee, provided that Employee does not exercise Employee’s right to revoke this Agreement (“Effective Date”);
h.In exchange for Employee’s waivers, releases and commitments set forth in this Agreement, including Employee’s waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments and other benefits that Employee is receiving pursuant to this Agreement (i) are in full discharge of any and all liabilities and obligations of the Company to Employee, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Employee and the Company; (ii) exceed any payment, benefit, or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between Employee and the Company; and (iii) are just and sufficient consideration for the waivers, releases and commitments set forth in this Agreement; and
i.No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement.
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30.Each party is required to notify the other party in writing of any change in address. Unless specified otherwise, any notices under this Agreement shall be delivered to the following addresses:

Employee: Brian Purcell _______________ _______________	Company: Hostess Brands, LLC Attn: Jolyn Sebree 7905 Quivira Road Lenexa, Kansas 66215

31.Employee agrees that Employee is not relying upon any communication, act, or omission by or on Company’s behalf except Company’s specific statements in this Agreement.  There are no implied obligations of Company under this Agreement.  This Agreement can be changed only in writing (not orally); any change must be signed by Company's Vice President of Human Resources and by Employee and must be labeled an amendment of this Agreement.

32.Employee agrees that this Agreement is binding upon Employee forever, even if Employee later discovers that Employee has allegedly suffered additional damages or harm for which Employee received nothing under this Agreement and which would have caused Employee to not enter into this Agreement. Employee agrees that Employee is entering into this Agreement (including the release which forever gives up Employee’s rights against the Company and others) voluntarily because this Agreement is to Employee's benefit.

MY SIGNATURE BELOW CONFIRMS THE FACT THAT I HAVE READ, UNDERSTAND, AND VOLUNTARILY AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS. I FURTHER UNDERSTAND THAT THIS THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES, WHICH REQUIRES THE COMPANY AND ME TO ARBITRATE ANY AND ALL DISPUTES THAT ARISE OUT OF MY EMPLOYMENT AND/OR THIS AGREEMENT, AND THAT I AND THE COMPANY ARE GIVING UP OUR RIGHTS TO A TRIAL BY JURY.

UNCONDITIONALLY AGREED:

/s/ Brian T. Purcell                        11/9/2021
Brian Purcell                             Date

HOSTESS BRANDS, LLC

By: /s/ Jolyn Sebree                        11/9/2021
Name: Jolyn Sebree                        Date
Title: Senior Vice President

Please return signed Agreement to:

Hostess Brands, LLC
Attn: Jolyn Sebree
7905 Quivira Road
Lenexa, Kansas 66215
            EXCEPT FOR EMPLOYEE’S INITIALS, THERE IS NO WRITING BELOW THIS LINE
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